Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Peoples Financial Services Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $2.00 par value	Rule 457(c) and (f)(1)	3,243,843	$43.55 (2)	$141,269,362.65	$0.00014760	$20,851.36
	Total Offering Amounts					$126,502,146		$20,851.36
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$20,851.36

1)	The number of shares of common stock, par value $2.00 per share, of Peoples Financial Services Corp. (“Peoples” and, such shares, the “Peoples common stock”) being registered is based upon (i) the exchange ratio of 0.1460 shares of Peoples common stock for each share of common stock, par value $1.25 per share, of FNCB Bancorp, Inc. (“FNCB” and, such shares, the “FNCB common stock”) multiplied by (ii) an estimate of the maximum number of shares of FNCB common stock issued and outstanding as of November 20, 2023 or reserved for issuance (including in respect of FNCB equity awards) in connection with the merger of FNCB with and into Peoples (the “merger”), which collectively equals 22,218,107.
2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The aggregate offering price is (i) the average of the high and low prices of Peoples common stock as reported on the Nasdaq Capital Market on November 20, 2023 ($43.55) multiplied by (ii) the estimated maximum number of shares of Peoples common stock to be issued in the merger (3,243,843).